August 11, 2009

Securities and Exchange Commission 100 F Street, N.E.
Washington, D.C. 20549-7561

Dear Sirs/Madams:

We have read and agree with Attachment 77K of the Seligman Asset Allocation Series, Inc. (Commission File No. 811-09545) Form N-SAR dated June 30, 2009, and have the following comments:
1. We agree with the statements made in paragraphs
     1, 2 and 3.
2. We have no basis on which to agree or disagree with the statements made in paragraph 4.

Yours truly,
DELOITTE & TOUCHE LLP